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                                                                     Exhibit 2.3
                        SENTRY PARK WEST OFFICE CAMPUS
                            BLUE BELL, PENNSYLVANIA

                SECOND AMENDMENT TO REAL ESTATE SALE AGREEMENT
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          THIS SECOND AMENDMENT TO REAL ESTATE SALE AGREEMENT (the "Second
Amendment") is made as of the 24th day of May, 1996 by and between SENTRY WEST JOINT VENTURE, an Illinois joint venture partnership ("Seller"), with an office at Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606, and BGK PROPERTIES, INC., a Delaware corporation ("Purchaser"), with an office at 330 Garfield Street, Santa Fe, New Mexico 87501.

                                   RECITALS
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A.   Seller and Purchaser are parties to that certain Real Estate Sale Agreement dated as of March 25, 1996, as amended by that certain First Amendment to Real Estate Sale Agreement (the "First Amendment") dated as of May 9, 1996 (as amended, the "Original Agreement") for the purchase and sale of the certain real estate and improvements located thereon in the City of Blue Bell, County of Montgomery, Commonwealth of Pennsylvania, as such real property is more particularly described in Exhibit A attached to the Original Agreement.

B. Seller and Purchaser desire to modify the Original Agreement as herein set forth.

          THEREFORE, in consideration of the above recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

1. DEFINED TERMS. Each capitalized term used but not defined herein shall have the meaning ascribed to it in the Original Agreement.

2.  ENGINEERING PERIOD.
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          A.   MODIFICATION OF SECTION 8(C). Section 8(C) of the Original
Agreement is hereby deleted and the following hereby substituted:

          "C. Subject to Section 11(G) below and the provisions of the Confidentiality Agreement, during the period between the date of this Agreement and 4 p.m. (Chicago, Illinois time) on May 31, 1996 (the "Engineering Period"), Purchaser shall be permitted to obtain reports (individually, a "Report" and collectively, the "Reports") from its consultants as to environmental and engineering-type (i.e., structural integrity of the improvements or the condition of the mechanical systems at the Property) matters with respect to the Property. In the event that Purchaser, as a result of the Reports, determines that the Property is unsuitable for its purposes and notifies Seller of such decision within the Engineering Period (such notice: (i) shall contain Purchaser's certification that it has elected not to purchase the Property for a reason or reasons relating to environmental and/or engineering-type matters with respect to the Property, (ii) shall specify in reasonable detail such reason or reasons, and (iii) shall include a copy of the Report(s) setting forth the matters that have caused Purchaser to terminate this Agreement in accordance with this Section 8(C)) and Purchaser is not in default under this
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Agreement and/or the Confidentiality Agreement, the Earnest Money shall be returned to Purchaser, at which time this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, provided, however, that the foregoing shall not limit Seller's recourse against Purchaser under Section 6 above and Section 11(G) below and under the Confidentiality Agreement. In no event shall Purchaser be permitted to terminate this Agreement in accordance with this Section 8(C) as to matters with respect to the Property that are disclosed in that certain Phase I Environmental Site Assessment Report dated November 8, 1994 prepared by Fugro East Inc., Purchaser hereby acknowledging its receipt of such report and the matters contained therein. Purchaser's failure to object within the Engineering Period shall be deemed a waiver by Purchaser of the condition contained in this Section 8(C).

3. RATIFICATION. It is expressly understood and agreed that the Original Agreement, as hereby amended, shall continue in full force and effect in accordance with its terms and all references in the Original Agreement to the term "Agreement" shall mean the Original Agreement as modified by the First Amendment and this Second Amendment.

4. SECTION HEADINGS. The section headings used herein are for reference purposes only and do not control or affect the meaning or interpretation of any term or provision hereof.

5. GOVERNING LAW. This Second Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

6. COUNTERPARTS. This Seond Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

7. CONFLICT. In the event of a conflict between the terms and provisions of the Original Agreement, as amended by the First Amendment, and this Second Amendment, the terms and provisions of this Second Amendment shall control.


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          IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Second Amendment as of the date first above written.

                    SELLER:

                    SENTRY WEST JOINT VENTURE, an Illinois joint venture partnership

                    By: Blue Bell Associates, an Illinois joint venture, as managing general partner

                         By: First Capital Income Properties, Ltd. - Series XI, an Illinois limited partnership, a general partner of Blue Bell Associates

                              By:  First Capital Financial Corporation, a
                                   Florida corporation, as the general partner
                                   of First Capital Income Properties, Ltd. -
                                   Series XI

                                   By:  /s/ Gus J. Athas
                                   Name:  Gus J. Athas
                                   Its:  Senior Vice-President

                         By: First Capital Income and Growth Fund - Series XII, an Illinois limited partnership, a general partner of Blue Bell Associates

                              By:  First Capital Financial Corporation, a
                                   Florida corporation, as the general partner
                                   of First Capital Income and Growth Fund -
                                   Series XII

                                   By:  /s/ Gus J. Athas
                                   Name:  Gus J. Athas
                                   Its:  Senior Vice-President


                    PURCHASER:

                    BGK PROPERTIES, INC., a Delaware corporation

                    By: /s/ Edward M. Gilbert
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                    Name: Edward M. Gilbert
                         -------------------------------------------------------
                    Its: President
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